EXHIBIT 10.20
EMPLOYMENT AGREEMENT
This employment agreement (“Agreement”) made and entered into as of the 5th day of October, 2005, between Instreamline SA, a company duly organized and existing under the laws of Greece, with its registered address at 282, El. Venizelou Ave., 176 75 Athens, Greece, company registration nr: 58617/01NT/B/05/72, represented by Timothy Fanning and Ken Hites (“Employer”), and Nikos Fountas, (“Executive”).
WHEREAS, Employee acts as Managing Director of Instreamline SA.
WHEREAS Employer and Executive are entering into this Agreement to formalize the terms and conditions upon which Executive will be henceforth employed.
NOW, THEREFORE, in consideration of the premises and the mutual undertakings and covenants contained herein, the parties hereto agree as follows:
1. Employment
Employer hereby employs Executive, and Executive hereby accepts employment from Employer upon the terms and conditions hereinafter set forth.
2. Term
Subject to the provisions for earlier termination as contained in Section 11 hereof, the term of this Agreement shall be for a period of 3 years and 3 months, and will terminate on the 31st day of December 2008.
3. Position and Duties
Executive shall hold the position of Managing Director. Executive represents that he is fully qualified, without the benefit of any further training or experience and has obtained all necessary permits and licenses, to perform the duties customarily incident to such position.
Executive shall report to the Vice President, South Eastern Europe of the EFT Division about the affairs of the Employer’s business.
Executive’s duties and responsibilities hereunder shall always be subject to the policies and directives of Employer as communicated from time to time to the Executive.
3. Annual Compensation and Bonuses
Employer shall pay as a salary and supplement pension according to Greek laws to Executive during the term of this Agreement the amount of €154,000.00.
If this Agreement is terminated without cause prior to its natural term, Employee’s base salary shall be pro-rated to the date of termination.

In addition to his salary, Employee shall also be eligible to receive, a performance bonus based upon and calculated by reference to such criteria as Employer shall, in its sole discretion, deem relevant or appropriate, said performance bonus to be paid in such manner and at such time(s) as the Employer may decide. Said bonus plan will include components tied to business unit performance including, but not limited to Revenue, New Client/Card Growth and Operating Profit. Targeted bonus amounts are for the periods detailed in an offer letter attached hereto.
All payments of salary and bonus made pursuant to this Section 4 shall be subject to all applicable withholdings as required by Greek law.
4. Executive Benefits
The exclusive use of a car which is the same or comparable to the car used by Managing Directors in the area where Employee is working. Employer shall also provide and pay for the car running expenses as related to Executive’s duties. Car to be renewed at least every seven years.
5. Expenses
Employer shall pay or reimburse Executive for all expenses reasonably related to the business of Employer and Executive’s performance of his duties hereunder, including expenses for entertainment, travel, and similar items, subject only to Executive’s obligation to present expense statements, vouchers and other supporting documentation as Employer may request to verify said expenses and to comply with local recordkeeping requirements in request of such expenses.
6. Confidentiality
At any time during or after the expiration of termination of this Agreement, Executive shall not, without the prior written consent of Employer, divulge or release (including by statement, deposition or as a witness) to any person not employed by Employer, or any firm, institution, corporation, or under common control with Employer, any information, documents or computer data about or related to Employer’s business or that of its principals, including without limitation any information, data, sales figures, projections, estimates, customer lists, tax records, personnel history, accounting procedures or promotions, all of which shall be considered and kept confidential as the private and privileged information of Employer (“Confidential Information and Documents”).
Upon expiration or termination of this Agreement, Executive shall deliver to Employer originals and/or copies of all such Confidential Information and Documents within the possession or control.
7. Restrictive Covenant
In consideration of the severance payments provided for in Section 10(a) below, Executive agrees that for a period of one (1) year after the expiration of termination of this Agreement, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, or be connected in any manner with, the ownership, management, operation, or control of any entity engaged in the same area of business as the Employer.
8. Corporate Property
Executive agrees that all products, creations, know-how or procedures conceived, invented, discovered, utilized or executed by the Executive during his employment are and shall remain the sole and exclusive property of Employer, and will not be divulged, published, revealed, or made available by him to any person not employed by Employer or any firm, institution, corporation or entity not controlled by controlling, or under the common control with Employer and in this regard, Executive hereby assigns to the Employer any and all right, title, and interest he has or may have therein.
10. Severance Pay
(a) If Executive is terminated for “cause” prior to the end of the first 15 months the Agreement pursuant to the provisions of Section 11 (c) (other than for a “cause” described in subparagraph (iii) thereof), he will be entitled to a severance payment equal to €77,000.00, to be paid in six equal monthly installments. Termination after the first 15-month period will be treated and governed by Greek law. For purposes of severance calculation for any termination after the first 15- month period, the date of employment shall be calculated from 14 March 2000.
(b) In consideration and as a condition of his right to receive any severance payment provided for by this Section 10, Executive shall execute and deliver to Employer a standard and customary form of release issued in favour of Employer releasing Employer from any and all liability to the Executive (except for the severance payments provided for this Section 10) arising by reason of the expiration of this Agreement or its termination, or otherwise in connection with this Agreement.
(c) All severance payments made pursuant to this Section 10 shall be subject to all applicable withholdings as required by local law.
(d) Notwithstanding the foregoing, Employer shall not be obliged to pay the remaining severance payment due on the first anniversary date under Section 10(a), as the case may be, if Employer, at the request of Executive, consents in writing to the waiver of the applicable Restrictive Covenant provisions of Section 8 hereof.
11. Termination
Notwithstanding anything herein contained to the contrary, this Agreement shall terminate prior to the 31st day of December, 2008 in accordance with any one or more of the following provisions:

(a) If on account of physical or mental disability as certified in writing by a duly licensed doctor, Executive shall fail or be unable to fully perform his obligations under this Agreement for a period aggregating six (6) months during any twelve month salary base period, Employer may at its option at any time thereafter, upon thirty (30) days prior written notice to Executive, terminate this Agreement and, as of the end of said notice period, this Agreement and the obligations of Employer hereunder shall terminate;
(b) In the event of the death of Executive during the term hereof, this Agreement and the obligations of Employer hereunder shall terminate on the date of Executive’s demise, except for the payment of insurance and accrued pension rights;
(c) Employer shall notify Executive of its intention to terminate this Agreement for “cause”. Such term shall include but not be limited to Executive (i) intentionally disregarding or repeatedly failing to comply with the written directives or instructions of Employer (ii) being grossly negligent in the performance of his duties or (iii) engaging in any criminal activity in the course of his employment such as fraud or embezzlement.
12. Waiver of Breach
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged. No evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights of obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid. The parties further agree that the provisions of this paragraph may not be waived except as herein provided.
13. Survival of Certain Provisions
It is understood and agreed that the provisions of Sections 7, 8 and 9 shall survive the expiration of this Agreement or its termination for any reason or cause.
14. Notices
Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail.
To Executive: Nikos Fountas, C/O Instreamline, 282, El. Venizelou Ave., 176 75
To Employer: C/O Instreamline, 282, El. Venizelou Ave., 176 75, Attn: Chief Legal Counsel
15. Entire Agreement

This Agreement contains the complete agreement concerning the services to be provided by Executive to Employer and Employer’s obligations to Executive and shall on the effective date supersede all other agreements between the parties. The parties stipulate that neither has made any representation with respect to the subject matter of this Agreement or any representations, including the execution and delivery hereof except such representations which are specifically set forth herein. Each of the parties hereto acknowledges that he or it has relied on his or its own judgment in entering into this Agreement. The parties hereto further acknowledge that any payments or representations that may have heretofore been made by either of them to the other are of no effect and that neither of them has relied thereon in connection with his or its dealings with the other.
16. Governing Law
This Agreement shall be governed in all respects by the laws of Greece.
17. Captions and Severability
The captions in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning of the provisions hereof. If any provision of this Agreement or the application thereof shall, to any extent, be determined to be invalid, unenforceable or contrary to law, the validity of the remaining provisions of this Agreement shall in no way be effected thereby and shall be enforceable to the fullest extent possible.
18. Counterparts
This Agreement may be executed in two counterparts, each of which shall be deemed as an original, and both of which will constitute the same Agreement.
IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By:	/s/ Nikos Fountas
Nikos Fountas

INSTREAMLINE S.A.

By:	/s/ Timothy Fanning	By:	/s/ Ken Hites
Timothy Fanning		Ken Hites
Director		Director